                                                                  EXHIBIT 10.128

                              CAROLCO PICTURES INC.
                              8800 SUNSET BOULEVARD
                          LOS ANGELES, CALIFORNIA 90069

                         Effective Date:  October 28, 1994

Ms. Karen A. Taylor
23244 Sherwood Place
Valencia, California 91354

          Re:  EMPLOYMENT AGREEMENT

Dear Ms. Taylor:

     When executed by you ("Employee") and by a duly authorized representative of us, CAROLCO PICTURES INC. ("Employer"), this letter agreement will set forth amendments to that certain Employment Agreement dated as of March 20, 1991, between Employee and Employer, as amended by that certain letter agreement dated as of May 20, 1992 and that certain letter agreement dated as of November 1, 1993 (the "Agreement")

     Paragraph 1.3 of the Agreement is hereby deleted and replaced in its entirety as follows:

     1.3  TERM/EXCLUSIVITY.   The term of Employment shall commence on the
effective date hereof and shall continue until the earlier of September 20, 1996, or the occurrence of any other event of termination as provided below (the "Term"). The Services shall be rendered on a full-time basis during normal working hours and all Services of Employee shall be exclusive to Employer and its affiliates.

     Paragraph 2.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

     2.1 BASE COMPENSATION. In full consideration for the Services to be rendered by Employee pursuant hereto and in complete discharge of Employer's salary obligations hereunder, Employer shall pay to Employee and Employee shall accept a fixed salary of One Hundred Forty-Five Thousand Dollars ($145,000) during the first year of the Term; One Hundred Sixty Thousand Dollars ($160,000) during second year of the Term; at a rate per annum of One Hundred Sixty Thousand Dollars ($160,000) during the third year of the Term until November 1, 1993; at a rate per annum of Two Hundred Thousand Dollars ($200,000) for the remainder of the third year of the Term; Two Hundred Twenty-Five Thousand Dollars ($225,000) during the fourth year of the Term; Two Hundred Forty Thousand Dollars ($240,000) during the fifth year of the Term and at a rate per annum of Two Hundred Fifty-Five Thousand Dollars ($255,000) during the final sixth months of the Term. Such salary shall be payable in equal installments, not less frequently than twice per month, unless otherwise agreed by the parties in writing. Such amounts shall be subject to such deductions for taxes, social security and other withholdings as

Karen A. Taylor
Employment Agreement Amendment
As of October 28, 1994
page 2


may be required by law.

     A new Paragraph 2.7 shall be added which shall read in its entirety as follows:

     2.8 SIGNING BONUS. As an inducement to Employee to extend the original Term until September 20, 1996, Employer shall pay Employee a Signing Bonus of One Hundred Twenty Thousand Dollars ($120,000) immediately upon the signing of this Amendment.

     Paragraph 3.5 shall be deleted and of no further force or effect.

     Except as otherwise set forth above, all of the terms and conditions of the Agreement shall remain in full force and effect.

     Please confirm your agreement with the foregoing by signing below where indicated.

                              Very truly yours,

                              CAROLCO PICTURES INC.


                              By: /s/ Lynwood Spinks
                                 --------------------------
                              Its: Executive Vice President
                                 --------------------------


Agreed and Accepted:


/s/ Karen A. Taylor
- -------------------
    Karen A. Taylor